Morgan Stanley Institutional Fund Short Duration
Income Portfolio

Item 77.D Policies with Respect to Security
Investment


Effective July 31, 2017, Morgan Stanley Institutional
Fund Trust Short Duration Income Portfolio made changes to their investment policies as described in the supplement to their Statement of Additional Information filed via EDGAR with the Securities and Exchange
Commission on May 2, 2017 (accession number
0001104659-17-028899) and incorporated by reference herein.